Exhibit 10.11

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of June 2, 2017 (this “Agreement”), is entered into by and between ADAPTIVE INSIGHTS, INC., a Delaware corporation (“Borrower”), SILVER LAKE WATERMAN FUND, L.P., a Delaware limited partnership, as agent (“Agent”) for the lenders identified on Schedule 1 hereto (such lenders, together with their respective successors and assigns are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and the Lenders.

RECITALS

A. Borrower has requested that Lenders extend a credit facility to Borrower in the original principal amount of Forty Million Dollars ($40,000,000), with Twenty Four Million Nine Hundred Ninety One Thousand One Hundred Forty Four Dollars ($24,991,144) available at Closing and Fifteen Million Eight Thousand Eight Hundred Fifty Six Dollars ($15,008,856) available upon satisfaction of the conditions set forth herein, to provide (a) working capital financing for Borrower and (b) funds for other general corporate purposes of Borrower, and Lenders are willing to make loans to Borrower upon the terms and conditions set forth in this Agreement.

B. Borrower has agreed to grant to Agent, for the benefit of Agent and Lenders, a security interest in the property described in this Agreement.

AGREEMENT

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

“Acquisition” shall mean any transaction or series of related transactions constituting (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Securities of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary, or (c) any merger or consolidation of a Person (other than a Subsidiary) with and into Borrower or a Subsidiary in which Borrower or the Subsidiary is the surviving Person.

“Additional Commitment” shall mean an amount of up to Fifteen Million Eight Thousand Eight Hundred Fifty Six Dollars ($15,008,856).

“Affiliate” shall mean, with respect to any Person, any Person that owns or controls directly or indirectly ten percent (10%) or more of the Equity Securities of such Person, any Person that controls or is controlled by or is under common control with such Person or any Affiliate of such Person and each of such Person’s officers, directors, members, joint venturers or partners. When used with respect to a Lender, Affiliate shall also include any Affiliate of Agent.

“Agreement” shall mean this Loan and Security Agreement, as amended, restated or otherwise modified from time to time.

“Agreement to Make Additional Loans” shall have the meaning set forth in Section 4.01(c) of this Agreement.

“Applicable Premium” shall mean (i) 4% of principal prepaid if the prepayment occurs on or prior to the first anniversary of the Funding Date of the applicable Loan; (ii) 3% of principal prepaid if the prepayment occurs after the first anniversary and on or prior to the second anniversary of the Funding Date of the applicable Loan; (iii) 2% of principal prepaid if prepayment occurs after the second anniversary and on or prior to the third anniversary of the Funding Date of the applicable Loan or (iv) 1% of principal prepaid if prepayment occurs after the third anniversary of the Funding Date of the applicable Loan and prior to the Maturity Date; provided that, notwithstanding the foregoing, if such prepayment occurs not more than thirty (30) days after the effective date of the initial registration statement covering a public offering of Borrower’s securities or in connection with the consummation of an Acquisition of Borrower for total consideration of more than Six Hundred Million Dollars ($600,000,000), the applicable prepayment fee shall be the lesser of 1.5% or the otherwise applicable percentage of the principal prepaid.

“Board Observer” shall have the meaning set forth in Section 6.12 of this Agreement.

“Borrower’s Primary Operating Account” shall have the meaning set forth in Section 6.04 of this Agreement.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California.

“Cash Interest” shall have the meaning set forth in Section 2.02(a)(i) of this Agreement.

“Closing” shall mean the date, time and place as the parties may agree for the execution of this Agreement. “Closing Date” shall mean the date of the Closing.

“Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of California. “Collateral” shall mean property described on Exhibit B attached hereto.

“Contractual Obligation” of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, an interest rate per annum equal to five percent (5%) in excess of the rate per annum otherwise applicable on such date.

“Equity Securities” of any Person shall mean (i) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” shall have the meaning set forth in Article 9 of this Agreement.

“Event of Loss” shall have the meaning set forth in Section 6.08(a) of this Agreement.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of operations, cash flows and, with respect to audited statements only, stockholder’s equity of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with generally accepted accounting principles, except, in the case of unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“Foreign Subsidiary” shall mean any Subsidiary organized under laws other than the laws of the United States or of any state or territory thereof.

“Funding Date” shall mean any date on which a Loan is made to or on account of Borrower under this Agreement.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” shall mean each Subsidiary of Borrower that becomes a guarantor pursuant to Section 6.13 of this Agreement.

“Indebtedness” of any Person shall mean and include the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business aged not more than one hundred eighty (180) days), (iv) all obligations under capital leases of such Person required to be capitalized on the books of such Person in accordance with GAAP (as in effect on the date hereof), (v) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), and (viii) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

“Initial Loan” shall have the meaning set forth in Section 2.01 of this Agreement.

“Intellectual Property” shall mean: (i) all inventions, designs, know-how, methods, processes, drawings, specifications or other data or information and all memoranda, notes and records with respect to any research and development, and all embodiments or fixations thereof whether in tangible or intangible form, (ii) Copyrights, Trademarks, Patents and Mask Works; (iii) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products; (iv) any and all design rights; (v) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (vi) all licenses or other rights to use any of the Copyrights, Patents, Trademarks, Mask Works, or any other property rights described above; (vii) all amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents or Mask Works; and (viii) all proceeds and products of the foregoing.

“Investment” shall mean (i) the purchase, acquisition or beneficial ownership of any Equity Securities, or any obligations or other securities of, any Person, (ii) the making of any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person, or (iii) any Acquisition.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

“Loan” shall have the meaning set forth in Section 2.01 of this Agreement.

“Loan Percentage” shall mean, with respect to a Lender, the percentage of each Loan specified opposite such Lender’s name on Schedule 1 hereto.

“Mask Works” shall mean all mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower and its Subsidiaries, taken as a whole; (ii) the ability of Borrower and its Subsidiaries to pay or perform the Obligations in accordance with the terms of this Agreement and the other Transaction Documents; or (iii) the rights and remedies of Agent and the Lenders under this Agreement, the other Transaction Documents or any related document, instrument or agreement.

“Maturity Date” shall mean June 2, 2021.

“Note” shall mean a promissory note or notes of Borrower substantially in the form attached as Exhibit A hereto.

“Notice of Advance Request” shall have the meaning set forth in Section 2.03(c) of this Agreement.

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, including, without limitation, the obligation to make each payment scheduled to be made under each subsection of Section 2.02, howsoever arising, owed by Borrower or a Guarantor to Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Agreement or the other Transaction Documents, including, without limitation, all interest, fees, charges, expenses, attorneys’ fees and costs to and payable by Borrower or a Guarantor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Patents” shall mean all patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” shall have the meaning set forth in Section 2.02(b) of this Agreement.

“Perfection and Disclosure Certificate” shall mean the Perfection and Disclosure Certificate delivered by Borrower to Agent on or prior to the date of this Agreement.

“Permitted Indebtedness” shall mean:

(i) Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Transaction Document and the SVB Indebtedness;

(ii) Indebtedness existing at Closing and disclosed on the Perfection and Disclosure Certificate

(iii) Indebtedness secured by a lien described in clause (vi) of the definition of Permitted Liens, provided (A) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, (B) such Indebtedness does not exceed $100,000 in the aggregate at any given time, and (C) if applicable, the holder of such Indebtedness agrees to waive any rights of set off such holder may have with respect to such Indebtedness in the deposit or investment accounts of Borrower and its Subsidiaries on terms reasonably satisfactory to Agent;

(iv) Subordinated Debt;

(v) Indebtedness pursuant to corporate credit cards not with SVB in an aggregate amount not to exceed $250,000 at any time;

(vi) intercompany Indebtedness of a Subsidiary described in clause (viii) of the defined term “Permitted Investment”;

(vii) other Indebtedness in an aggregate amount not to exceed $100,000 outstanding at any time; and

(viii) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness described in (ii) and (iii) above.

“Permitted Investments” shall mean:

(i) Investments existing at Closing disclosed in the Perfection and Disclosure Certificate;

(ii) (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (B) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (C) certificates of deposit maturing no more than one (1) year from the date of investment therein;

(iii) temporary advances to cover incidental expenses in the ordinary course of business;

(iv) investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or require Borrower to transfer ownership of non-cash assets to such joint venture or other entity;

(v) Investments consisting of (A) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $50,000 and (B) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors;

(vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(vii) Investments consisting of notes receivable of, or prepaid royalties from and other credit obligations of, customers, suppliers and debtors of Borrower, who are not Affiliates, in the ordinary course of business;

(viii) Investments (i) by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any month, and (ii) by Subsidiaries in other Subsidiaries or in Borrower; and

(ix) other Investments in an aggregate amount not to exceed $100,000 outstanding at any time.

“Permitted Liens” shall mean and include:

(i) Liens in favor of Agent;

(ii) Liens existing at Closing and disclosed in the Perfection and Disclosure Certificate;

(iii) Liens granted in connection with SVB Indebtedness;

(iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable;

(v) leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business;

(vi) Liens upon or in any equipment which was acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment (and any accessions, attachments, replacements or improvements thereon) or indebtedness incurred solely for the purpose of financing the acquisition of such equipment (and any accessions, attachments, replacements or improvements thereon);

(vii) Liens existing on any equipment (and any accessions, attachments, replacements or improvements thereon) at the time of its acquisition, provided that the Lien is confined solely to the equipment so acquired and any accessions, attachments, replacements or improvements thereon, and the proceeds of such equipment (and any accessions, attachments, replacements or improvements thereon);

(viii) bankers’ liens, rights of setoff and similar Liens incurred on deposits or securities accounts made in the ordinary course of business to the extent Agent has a security interest in such accounts;

(ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(x) Liens for taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(xii) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(xiii) Liens securing Subordinated Debt;

(xiv) Liens on cash collateral in an aggregate amount not to exceed $250,000 to secure Indebtedness described in clause (v) of the defined term “Permitted Indebtedness”; and

(xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

“PIK Interest” shall have the meaning set forth in Section 2.02(a)(ii) of this Agreement.

“Requirement of Law” applicable to any Person shall mean (i) any Governmental Rule applicable to such Person, (ii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (iii) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“SBA Documents” means those documents set forth in Exhibit J hereto.

“Subordinated Debt” shall mean any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders on terms acceptable to Lenders (and identified as being such by Borrower and Lenders).

“Subsidiary” of any Person shall mean (i) any corporation of which more than fifty percent (50%) of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, and (ii) any partnership, limited liability company, joint venture, or other business entity of which more than fifty percent (50%) of the equity interests having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other business entity is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“SVB” means Silicon Valley Bank.

“SVB Indebtedness” means Indebtedness of Borrower in favor of SVB (i) in connection with (x) revolving Advances (as defined in the SVB Loan Agreement) and (y) Borrower’s Bank Services (as defined in the SVB Subordination Agreement) with SVB (which Bank Services, whether provided under the SVB Loan Agreement or otherwise, shall not exceed $2,000,000 at any time), in a total aggregate amount with respect to this clause (i) not to exceed $17,000,000; provided that such $17,000,000 amount may increase to up to $30,000,000, inclusive of Borrower’s Bank Services (provided that Bank Services shall continue to not exceed $2,000,000), if (A) the formulas and definitions used to determine such revolving Advances and (B) other general terms of the SVB Loan Agreement are unchanged from those existing as of the Closing Date; and (ii) in an aggregate principal amount not to exceed $1,400,000 in connection with Equipment Advances (as defined in the SVB Loan Agreement), which amount shall be reduced by the amount of any principal payments with respect to each Equipment Advance (as defined in the SVB Loan Agreement).

“SVB Loan Agreement” means that certain Loan and Security Agreement dated as of December 29, 2014, by and among Borrower and SVB, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 17, 2016, that certain Second Amendment to Loan and Security Agreement dated as of June 2, 2017, and as may be amended, restated, supplemented or otherwise modified from time to time.

“SVB Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof, by and among Agent, Lenders and SVB, as may be amended, restated, supplemented or otherwise modified from time to time.

“Total Commitment” shall mean Twenty Four Million Nine Hundred Ninety One Thousand One Hundred Forty Four Dollars ($24,991,144); provided that, with the prior written agreement of Lenders, which agreement may be given or withheld in the sole discretion of Lenders, the Total Commitment may be increased by the amount of any Additional Commitment.

“Trademarks” shall mean any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Documents” shall mean, collectively, this Agreement, the Notes, the Warrants and the other documents executed in connection herewith and any guaranty of the Obligations and any security documents related to such guaranty.

“Transfer” shall have the meaning set forth in Section 7.02 of this Agreement.

“Warrant” shall mean a warrant or warrants to purchase capital stock of Borrower issued by Borrower to Lenders or their Affiliates as provided by this Agreement.

All terms defined in the Code and not otherwise defined herein shall have the respective meanings specified in the Code.

ARTICLE 2. THE LOANS.

Section 2.01 Commitment.

Subject to the terms and conditions of this Agreement, Lenders severally agree in accordance with Section 12.07 to loan to Borrower (a) on the Closing Date, a term loan in an aggregate principal amount of Twenty Four Million Nine Hundred Ninety One Thousand One Hundred Forty Four Dollars ($24,991,144) (the “Loan”) (b) if any Additional Commitment has been agreed to, on or prior to the date specified in Lenders’ written Agreement to Make Additional Loans and on the Funding Date specified in the Notice of Advance Request delivered by Borrower pursuant to Section 2.03(c), which Funding Date shall not be less than fifteen (15) Business Days after delivery of such notice to Agent, one or more term loans in an aggregate principal amount not to exceed Fifteen Million Eight Thousand Eight Hundred Fifty Six Dollars ($15,008,856) (the “Additional Loans”) (the Loans referred to in clauses (a) and (b) are each a “Loan” and collectively, the “Loans”). The minimum amount of the Additional Loans must be at least the lesser of Five Million Dollars ($5,000,000) or the remaining availability of Additional Loans. The aggregate original principal amount of the Loans shall not exceed the Total Commitment. Borrower may prepay Loans only in accordance with Section 2.02(c). Amounts prepaid may not be reborrowed.

Section 2.02 Interest and Payments.

(a) Interest.

(i) Cash Interest. Borrower shall pay interest in arrears on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full at a per annum rate of interest equal to 6.5% (the “Cash Interest”), which shall be payable in accordance with the terms of Section 2.02(b)(i).

(ii) PIK Interest. Borrower shall incur additional interest in arrears on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full at a per annum rate of interest equal to 5.5%, which amount (the “PIK Interest”) shall be added to increase the outstanding principal balance of such Loan on each Payment Date (and thereafter interest shall accrue thereon) and which amount shall be payable when the principal amount of the Loan is payable or in accordance with the terms of Section 2.02(b)(ii). Notwithstanding the foregoing, Borrower, at its election and on each Payment Date, may elect to pay the PIK Interest (or any part thereof) that has not already been added to the outstanding principal balance of the Loan pursuant to this Section 2.02(a)(ii) as Cash Interest pursuant to the terms of Section 2.02(b)(i).

Interest on each Loan shall be calculated based upon a year of 360 days and actual days elapsed. If Borrower pays interest on a Loan which is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Loan.

(b) Payments of Principal and Interest.

(i) Cash Interest. Except as set forth in Section 2.02(c), on the first Business Day of each month (each a “Payment Date”), commencing on the first Payment Date after the Funding Date and on each subsequent Payment Date through and including the Maturity Date, for each Loan, Borrower shall make payments to each Lender of interest accrued through and including such Payment Date.

(ii) PIK Interest. On the Maturity Date, Borrower shall make a payment to each Lender of PIK Interest accrued and not added to principal through and including the Maturity Date.

(iii) Payments on Maturity Date. On the Maturity Date, Borrower shall pay to Agent and the Lenders the entire principal amount of the Loans then outstanding, all accrued and unpaid interest and all other amounts then due to Agent and the Lenders.

(c) Prepayment. Upon ten (10) Business Days’ prior written notice to Agent, Borrower may, at its option, at any time, prepay the Loans (or any portion thereof), in an amount equal to (A) the principal amounts of the Loans being prepaid, plus (B) accrued and unpaid interest thereon through and including the date of such prepayment, plus (C) the Applicable Premium for the portion of each Loan being prepaid, plus (D) any other amounts then due to Lenders. The notice of prepayment shall state the amount of principal to be prepaid under each Loan

Section 2.03 Use of Proceeds; the Loans and the Notes; Disbursement.

(a) Use of Proceeds. The proceeds of the Loans shall be used for general domestic corporate purposes. Borrower agrees it shall not Transfer any proceeds of the Loans or make any Investment with proceeds of the Loans to a Subsidiary that is not organized under the laws of the United States.

(b) The Loans and the Notes. The obligation of Borrower to repay the aggregate unpaid principal amount of and interest on each Loan shall be evidenced by Notes in favor of each Lender setting forth the principal amount of such Loan payable to such Lender and the payments due. Agent shall keep a record of the payments made under each Note on its books which records shall be prima facie evidence of the amounts paid under the Notes absent manifest error. Any failure by Agent to obtain or retain such a Note shall not limit or otherwise affect the obligations of Borrower to pay amounts due hereunder with respect to a Loan.

(c) Notice and Disbursement. At the Closing, Borrower shall notify Agent in writing of the desired Funding Date of the Initial Loan, which notice shall be irrevocable and shall be substantially in the form of Exhibit F hereto (“Notice of Advance Request”). When Borrower desires Lenders to make the Additional Loan, Borrower shall deliver a Notice of Advance Request to Agent at least fifteen (15) Business Days in advance of the desired Funding Date of the Additional Loan, which notice shall be irrevocable. Lenders’ obligation to make Loans shall be subject to the satisfaction of the conditions set forth in Section 4.01. Lenders shall have the right to request that Borrower furnish Lenders with such additional information with respect to the Loan and the satisfaction of the conditions set forth in Section 4.01, as Lenders shall reasonably request. Subject to the satisfaction of the conditions set forth in this Agreement which shall be confirmed to Agent and the Lenders in writing as of the date of funding, each Lender shall disburse its pro rata portion of each Loan to the account of Borrower specified in Schedule 2.

Section 2.04 Other Payment Terms.

(a) Place and Manner. All regularly scheduled payments due to the Lenders shall be effected by automatic debit of the appropriate funds from Borrower’s Primary Operating Account. Borrower shall make all other payments due to the Lenders in lawful money of the United States, in immediately available funds, according to the instructions for other payments specified in Schedule 2.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. After the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from the date due until such past due amounts are paid in full, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of 360 days and actual days elapsed.

(d) Commitment Fee. At the Closing, Borrower shall pay to Lenders (or Agent for the benefit of Lenders) a commitment fee in the amount of Two Hundred Twenty Four Thousand Nine Hundred Twenty Dollars ($224,920) (the “Initial Commitment Fee”) which Agent shall be permitted to deduct from the initial Loan. On Funding Date of the Loan made under an Additional Commitment, Borrower shall pay to Lenders (or Agent for the benefit of Lenders) a commitment fee for such Loan in an amount equal to the principal amount of such Loan multiplied by 0.90% (the “Additional Commitment Fee”) which Agent shall be permitted to deduct from such Loan. The Initial Commitment Fee and the Additional Commitment Fee are fully earned upon payment.

ARTICLE 3. CREATION OF SECURITY INTEREST.

Section 3.01 Grant of Security Interest. Borrower grants and pledges to Agent on behalf of all Lenders a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Transaction Documents. Notwithstanding termination of this Agreement, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

ARTICLE 4. CLOSING.

Section 4.01 Conditions Precedent. The obligation of Lenders to fund a Loan shall be subject to the following conditions precedent:

(a) Conditions to Closing. Agent shall have received on or before the Closing in form and substance satisfactory to Agent and the Lenders:

(i) This Agreement, duly executed by Borrower.

(ii) Copies, certified by the Secretary or Assistant Secretary of Borrower, of: (A) the Certificate of Incorporation and Bylaws of Borrower (as amended to the date of this Agreement), (B) the resolutions adopted by Borrower’s board of directors authorizing the transaction and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Agreement and the other Transaction Documents on behalf of Borrower, in substantially similar form as Exhibit E hereto.

(iii) Good Standing Certificate(s) with respect to Borrower from Borrower’s state of incorporation and principal place of business, if different, (each) as of a date acceptable to Agent.

(iv) Certificate(s) of insurance and evidence of the insurance coverage required by Section 6.05 of this Agreement.

(v) The Warrants to be issued to the designees of the Lenders in forms provided by Agent and agreed to by Borrower, duly executed by Borrower, in substantially similar form as Exhibit H hereto.

(vi) The Perfection and Disclosure Certificate, in substantially similar form as Exhibit G hereto.

(vii) Control agreements sufficient to perfect a security interest in Borrower’s deposit accounts and securities accounts executed by each applicable bank or other financial institution, in forms reasonably acceptable to Agent.

(viii) The SBA Documents.

(ix) All other documents as Agent shall have reasonably requested.

(x) A legal opinion of counsel to Borrower covering the matters set forth in Exhibit C hereto in form and substance reasonably satisfactory to Agent.

(xi) The Commitment Fee specified in Section 2.04(d).

(xii) The SVB Subordination Agreement.

(xiii) A detailed capitalization table of Borrower.

(xiv) A duly executed Notice of Advance Request with respect to the Initial Loan in substantially similar form as Exhibit F hereto.

(xv) A duly executed Authorization for Automatic Payment in substantially similar form as Exhibit I hereto.

(b) Conditions to Funding of Each Loan. Prior to the funding of each Loan, the following conditions with respect to such Loan shall have been satisfied by Borrower or waived by Agent and the Lenders:

(i) Borrower shall have executed and delivered one or more Note(s) in favor of Lenders prepared by Agent setting forth the terms of the Loan.

(ii) No Event of Default or Default shall have occurred and be continuing.

(iii) In Agent’s sole discretion, no event shall have occurred or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect.

(iv) The representations and warranties contained in this Agreement and the other Transaction Documents to which Borrower is a party shall be true and correct in all material respects as if made on the date of funding of the Loan, except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(v) Each of the Transaction Documents shall be in full force and effect.

(vi) Borrower shall have provided to Agent such documents, instruments and agreements, including financing statements or amendments to financing statements, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent

(c) Condition to Funding Loans under any Additional Commitment. Lenders shall have agreed in writing to the Additional Commitment (an “Agreement to Make Additional Loans”), which agreement may be given or withheld in the sole discretion of Lenders.

Section 4.02 Post-Closing. Not more than thirty (30) days following the Closing Date, Agent shall have received evidence, satisfactory to Agent in its sole discretion, of the termination of the security interest of Venture Lending and Leasing III, Inc. in Borrowers Trademarks.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to Agent and the Lenders:

Section 5.01 Due Incorporation, Qualification, etc. Each of Borrower and its Subsidiaries (i) is a registered organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign registered organization in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authority. The execution, delivery and performance by Borrower of each Transaction Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

Section 5.03 Enforceability. Each Transaction Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 5.04 Non-Contravention. The execution and delivery by Borrower of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate its certificate of incorporation or bylaws, (ii) violate in any material respect any Requirement of Law applicable to Borrower; (iii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iv) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Agent pursuant to this Agreement or the other Transaction Documents).

Section 5.05 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby, other than (i) consents, approvals, orders or authorizations, or registrations, declarations or filings that have already been obtained and (ii) state securities filings related to the Warrant.

Section 5.06 No Violation or Default. None of Borrower or Borrower’s Subsidiaries is in violation of or in default with respect to (i) its certificate of incorporation or bylaws; (ii) any Requirement of Law; or (iii) any Contractual Obligation (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

Section 5.07 Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or Borrower’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which if adversely determined (i) could reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Transaction Documents or the transactions contemplated thereby. Except as set forth in the Perfection and Disclosure Certificate, Borrower has no commercial tort claims.

Section 5.08 Collateral. Borrower has good and marketable title to all Collateral, free and clear of all Liens, other than Permitted Liens. Borrower has no deposit accounts or securities accounts, other than the deposit accounts and securities accounts described in the Perfection and Disclosure Certificate and those permitted under Section 7.09. Except as described in the Perfection and Disclosure Certificate or as permitted under Section 6.09, the Collateral is not in the possession of any third party bailee (such as at a warehouse).

Section 5.09 Financial Statements. The Financial Statements of Borrower which have been delivered to Agent (i) are in accordance with the books and records of Borrower and its Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with generally accepted accounting principles (other than, with respect to interim Financial Statements, the absence of footnotes and normal year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of Borrower as of the dates presented therein and the results of operations, cash flows, and, if applicable stockholders’ equity, for the periods presented therein. As of the date hereof, none of Borrower or any of Borrower’s Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the most recent audited Financial Statements (including the notes thereto) furnished by Borrower to Agent prior to the date hereof. There have not been any changes in the financial condition or results of operations of Borrower which are material in the aggregate since the most recent Financial Statements furnished by Borrower to Agent.

Section 5.10 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

Section 5.11 Taxes. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed by it except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower and Borrower’s Subsidiaries have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or otherwise, except such taxes, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

Section 5.12 Catastrophic Events; Labor Disputes. Neither Borrower nor Borrower’s Subsidiaries and none of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or Borrower’s Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

Section 5.13 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect.

Section 5.14 First Priority. Assuming the timely filing of financing statements the security interest granted hereby constitutes a first priority security interest in and Lien on all of the Collateral, subject only to Permitted Liens.

Section 5.15 Perfection and Disclosure Certificate. All of the information set forth in the Perfection and Disclosure Certificate delivered to Agent is correct as of the date hereof.

Section 5.16 Intellectual Property. Borrower is the sole owner of, or has the right to use, the Intellectual Property used in its business, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To Borrower’s knowledge, no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Borrower has no registered copyrights.

ARTICLE 6. AFFIRMATIVE COVENANTS.

While any Obligations or unfunded amount of the Total Commitment remain outstanding;

Section 6.01 Financial Statements. Borrower shall provide to Agent the Financial Statements specified in Section 6.01(a) and Section 6.01(b) and the other information specified below; provided, however, that after the effective date of the initial registration statement covering a public offering of Borrower’s securities, Borrower shall only be required to deliver those financial statements and other information required to be filed by the Securities and Exchange Commission, to be provided as soon as practicable and no less frequently than quarterly, together with a Compliance Certificate in substantially similar form as Exhibit D hereto.

(a) As soon as practicable (and in any event within thirty (30) days after the end of each month), unaudited Financial Statements for such month, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein.

(b) As soon as practicable (and in any event within thirty (30) days after the end of each quarter), unaudited Financial Statements for such quarter, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein.

(c) As soon as practicable (and in any event within 270 days for fiscal year 2017, 180 days for fiscal year 2018, and ninety (90) days after the end of each subsequent fiscal year), audited Financial Statements for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an audit report and unqualified opinion of the independent certified public accountants of recognized national standing selected by Borrower and reasonably satisfactory to Agent.

(d) No later than thirty (30) days before the start of Borrower’s fiscal year, operating plan and financial projections for the next fiscal year approved by Borrower’s Board of Directors.

(e) Copies of all 409(A) valuation reports, if any, each within thirty (30) days of completion.

Section 6.02 Other Information. Borrower shall promptly provide to Agent:

(a) copies of all board packages delivered to its board of directors in connection with board meetings or otherwise;

(b) detailed capitalization tables (by round and investor) on a quarterly basis;

(c) notice of all actions, suits and proceedings before any Governmental Authority that could reasonably be expected to result in costs or damages to Borrower of One Hundred Thousand Dollars ($100,000) or more;

(d) notice of any Default, Event of Default, Event of Loss, or any matter which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e) notice of the formation of any Subsidiary; and

(f) any additional information as Agent shall reasonably request to evaluate Borrower’s continuing financial obligations.

Section 6.03 Corporate Identity. Borrower shall notify Agent in writing thirty (30) days prior to any change in Borrower’s principal place of business or chief executive office and any change of Borrower’s name, type of entity or jurisdiction of formation.

Section 6.04 Authorization for Automated Clearinghouse Funds Transfer. Borrower shall (i) authorize Agent to initiate debit entries to Borrower’s account specified in Schedule 2 (“Borrower’s Primary Operating Account”) through Automated Clearing House (“ACH”) transfers, in order to satisfy regularly scheduled payments of principal, interest, the Applicable Premium and other amounts due under this Agreement; (ii) provide Agent at least thirty (30) days prior written notice of any change in Borrower’s Primary Operating Account; and (iii) grant Agent any additional authorizations necessary to begin ACH debits from a new account which becomes Borrower’s Primary Operating Account.

Section 6.05 Insurance. Borrower shall, at its own expense, obtain and carry insurance in amounts and forms reasonably acceptable to Agent, including insurance against loss or damage to the Collateral and commercial general liability insurance. The insurance against loss or damage to the Collateral shall name Agent as lender loss payee with respect to the Collateral, shall not be invalidated by any action of or breach of warranty by Borrower of any provision thereof and shall waive subrogation against Agent. The liability policy(ies) shall name Agent as an additional insured in the full amount of Borrower’s liability coverage limits (or the coverage limits of any successor to Borrower or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by Agent and contain cross liability and severability of interest clauses. All policies of insurance shall provide that Agent shall be given thirty (30) days’ notice of cancellation of coverage. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Agent, certificates of insurance or other evidence satisfactory to Agent that insurance complying with all of the above requirements is in effect.

Section 6.06 Taxes. Borrower shall pay all material taxes and other governmental or regulator assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required material tax returns.

Section 6.07 Further Assurances.

(a) Borrower shall promptly furnish to Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail. Borrower shall take such further actions as Agent may reasonably request to perfect or maintain Agent’s security interest granted in this Agreement or to otherwise further the purposes of this Agreement.

(b) Agent and Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Section 6.08 Loss; Damage; Destruction and Seizure.

(a) If while payment Obligations are outstanding any item of Collateral is lost, stolen, destroyed, damaged beyond repair or seized by a Governmental Authority (an “Event of Loss”), then, if no Event of Default has occurred and is continuing, any proceeds of insurance or any award paid by the seizing Governmental Authority that is received by Agent or Borrower shall be applied, at Borrower’s option, (i) to the Obligations, or (ii) to purchase an item of Collateral to replace the item of Collateral which was subject to the Event of Loss, or to purchase other property used in Borrower’s business, and such replacement item, or such other property, shall become part of the Collateral. If any such proceeds or awards are paid while an Event of Default has occurred and is continuing, Agent may, at its option, apply such proceeds or awards to the Obligations.

(b) So long as no Event of Default has occurred and is continuing, any proceeds of insurance received by Agent or Borrower with respect to an item of Collateral the repair of which is practicable shall, at the election of Borrower, be applied either to the repair of such Collateral or to the reimbursement of Borrower for the cost of such repair. If any such proceeds or awards are paid while an Event of Default has occurred and is continuing, Agent may at its option apply such proceeds or awards to the Obligations.

Section 6.09 Collateral Control. Except for Collateral that is of a type that is moved from location to location in the ordinary course of business, Borrower shall keep all items of Collateral at (i) Borrower’s facility located at the address specified in Section 12.06, (ii) the locations specified in the Perfection and Disclosure Certificate, (iii) any supplier’s facility located outside the United States or (iv) such other places agreed to in writing by Agent subject to any conditions reasonably imposed by Agent. Borrower shall furnish to Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail.

Section 6.10 Compliance with Requirements of Law. Each of Borrower and Borrower’s Subsidiaries shall comply in all material respects with all Requirements of Law.

Section 6.11 Management Rights.

(a) From and after the date hereof, Lenders independently shall have the following contractual management rights. Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that a Lender may hold as a lender to or equity holder of Borrower or otherwise.

(i) Each Lender shall be entitled to consult with and advise management of Borrower on significant business issues, including without limitation management’s proposed quarterly and annual operating plans. Upon request of a Lender, management of Borrower shall meet with authorized representatives of the Lender, at a mutually agreeable time and place, within thirty (30) days after the end of each calendar quarter for such consultation and advice and to review progress in achieving such plans.

(ii) Each Lender shall be entitled to examine the books and records of Borrower, inspect its facilities, and receive other information at reasonable times and intervals concerning the general status of Borrower’s financial condition and operations.

(b) The management rights granted in Section 6.11(a) shall terminate upon the earlier of (i) consummation of a sale of Borrower’s securities pursuant to a registration statement filed by Borrower under the Securities Act of 1933 in connection with a firm commitment underwritten offering of Borrower’s securities to the general public and (ii) such time as a Lender shall not hold any debt, stock or warrants to purchase stock of Borrower.

Section 6.12 Board Observation Rights. Lenders shall have the right to appoint a representative to serve as a board observer (the “Board Observer”) and Borrower shall invite each Board Observer to attend all meetings of its Board of Directors in a nonvoting observer capacity and, for such purposes, shall give the Board Observer copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that Borrower may withhold any information and exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting or portion thereof could reasonably be expected to adversely affect the attorney-client privilege between Borrower and its counsel with respect to actual or potential litigation; or (ii) access to such information or attendance at such meeting could result in a conflict of interest between such Lender or its representative and Borrower with respect to matters concerning the financing transaction between Borrower, Agent and the Lenders.

Section 6.13 Formation or Acquisition of Domestic Subsidiaries. Notwithstanding and without limiting the notice requirement in Section 6.02(e) and the negative covenant in Section 7.06 of this Agreement, at the time that Borrower forms or acquires any direct or indirect Subsidiary organized in the United States, Borrower shall, upon Agent’s request (a) cause such new Subsidiary to guaranty the Obligations, together with such appropriate, security agreements, financing statements and/or control agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent, upon Agent’s request, appropriate certificates and stock powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation in form and substance satisfactory to Agent that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

Section 6.14 Protection and Registration of Intellectual Property Rights.

(a) Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least thirty (30) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.

(c) Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Transaction Documents.

ARTICLE 7. NEGATIVE COVENANTS.

While any Obligations or unfunded amount of the Total Commitment remain outstanding:

Section 7.01 Liens. Borrower shall not (i) in any way create or permit to exist any Lien with respect to any of its or its Subsidiaries’ property, except for Permitted Liens; or (ii) enter into or permit to exist any agreement that restricts the ability of Borrower or such Subsidiary to grant a Lien to Agent or Lenders in any of Borrower’s or such Subsidiary’s property (other than (A) restrictions that would be unenforceable or ineffective pursuant to Section 9-408 of the Code or the Uniform Commercial Code as adopted in any other applicable jurisdiction and (B) restrictions in agreements governing property subject to a Lien that is otherwise permitted pursuant to clause (vi) or clause (vii) of the definition of Permitted Lien).

Section 7.02 Transfers. Borrower shall not sell, transfer, assign, pledge, collaterally assign, exchange, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of inventory in the ordinary course of business, (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, (iii) Transfers of worn-out, unneeded or obsolete equipment; or (iv) other Transfers of property having a book value not exceeding $100,000.

Section 7.03 Change of Control. Without the prior written consent of Agent and the Lenders, there shall not occur any transaction or series of transactions, whether by merger, consolidation, sale of stock or otherwise, pursuant to which the holders of Borrower’s voting Equity Securities prior to the transaction or series of transaction do not hold at least 50% of the voting power of Borrower or any resulting Person after such transaction or transactions, or through the sale of all or substantially all of its assets, unless (i) the Obligations are assumed or unconditionally guaranteed in a manner satisfactory to Agent and the Lenders by a Person which is the ultimate parent entity (the “Acquirer”) of the acquiring person and (ii) the Acquirer is a creditworthy entity (as determined by Agent in its sole discretion).

Section 7.04 Distributions. Without the prior written consent of Agent and the Lenders, Borrower shall not (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements either (1) by the cancellation of Indebtedness or (2) in an aggregate amount not to exceed $100,000); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may declare dividends payable solely in common stock and make cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities. Borrower shall not suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

Section 7.05 Indebtedness. Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

Section 7.06 Investments. Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly acquire or own, or make any Investment in or to, any Person (including a Subsidiary) other than Permitted Investments.

Section 7.07 Transactions with Affiliates. Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly enter into or permit to exist any material transaction with any Affiliate, except for transactions that are in the ordinary course of such Person’s business, upon fair and reasonable terms that are no less favorable to Borrower, or such Subsidiary, than would be obtained in an arms’ length transaction with a non affiliated Person; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries or between any Subsidiaries that is not otherwise prohibited by this Agreement, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, and (iii) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business.

Section 7.08 Indebtedness Payments. Borrower shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money or any lease obligations (other than (A) amounts due or permitted to be prepaid under this Agreement or (B) the conversion of convertible debt securities into equity securities and in connection therewith cash payments in lieu of issuing fractional shares), (ii) amend, modify or otherwise change the terms of any Indebtedness (other than the Loans) or capital lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any Indebtedness to officers, directors or shareholders.

Section 7.09 Accounts. Borrower shall not, and shall not permit its domestic Subsidiaries to, maintain any deposit accounts or securities accounts except accounts with respect to which Agent has obtained a control agreement with the bank or other financial institution sufficient to perfect a security interest in such deposit accounts or securities accounts. The foregoing sentence shall not apply to deposit accounts used exclusively to maintain cash collateral to secure credit cards in amounts permitted pursuant to this Agreement and identified in writing by Borrower to Agent as such.

Section 7.10 Line of Business. Borrower shall not, and shall not permit its Subsidiaries to, engage in any line of business other than the lines of business of Borrower and its Subsidiaries existing on the date hereof, together with lines of business reasonably related or ancillary thereto.

ARTICLE 8. PRESERVATION OF COLLATERAL.

Should Borrower fail or refuse to make any payment, perform or observe any other covenant, condition or obligation, or take any other action which Borrower is obligated under any Transaction Document to make, perform, observe, take or do at the time or in the manner provided in any Transaction Document, then at Agent’s sole and absolute discretion, without notice to or demand upon Borrower and without releasing Borrower from any obligation, covenant or condition in any Transaction Document, Agent may make, perform, observe, take or do the same in such manner and to such extent as Agent may deem necessary to protect its security interest in or the value of the Collateral. In furtherance of the foregoing rights, Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest), the true and lawful attorney-in-fact of Borrower with full power of substitution, for it and in its name (i) to perform (but Agent shall not be obligated to and shall incur no liability to Borrower or any third party for failure to perform) any act which Borrower is obligated by this Agreement to perform, (ii) to ask, demand, collect, receive, receipt for, sue for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 3.01 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself, (iii) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (iv) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (v) in Agent’s discretion, to file any claim or take any other action or institute proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, and (vi) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral; provided, however, that the power of attorney herein granted shall be exercisable only upon the occurrence and during the continuation of an Event of Default. Borrower agrees to reimburse Agent upon demand for all reasonable costs and expenses, including attorneys’ fees and expenses, which Agent may incur while acting as Borrower’s attorney in fact or otherwise under this Article 8, all of which costs and expenses are included within the Obligations.

ARTICLE 9. EVENTS OF DEFAULT.

Section 9.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a) Failure to Pay. Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this Agreement or any other Transaction Document on the date due and such payment shall not have been made within three (3) Business Days of the due date; or

(b) Breaches of Other Covenants. Borrower or any of its Subsidiaries shall fail to perform or observe (i) any of the covenants or agreements contained in Sections 6.01, 6.02, 6.03, 6.05, 6.06, 6.08, 6.09, 6.12, 6.13, 6.14 or Article 7 hereof or (ii) any other covenant, or agreement contained in any Transaction Document (other than the other Events of Default specified in this Article 9) and such failure remains unremedied for twenty (20) days from the earlier of (x) the date on which the Agent has given Borrower written notice of such failure and (y) the date on which Borrower knew or should have known of such failure; or

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Agent in writing in connection with this Agreement or any of the other Transaction Documents, or as an inducement to Agent or Lenders to enter into the Transaction Documents, shall be false or misleading in any material respect when made or furnished; or

(d) Other Payment Obligations. Borrower or any of its Subsidiaries shall (i) fail to make any payment when due under the terms of any Indebtedness to be paid by such Person (excluding this Agreement and the other Transaction Documents but including any other Indebtedness of Borrower or any of its Subsidiaries to Agent or any Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) shall default in the observance or performance of any other agreement, term or condition contained in any such Indebtedness, and the effect of such failure or default under (i) or (ii) above is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more to become due prior to its stated date of maturity; or

(e) Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; or

(f) Voluntary Bankruptcy or Insolvency Proceedings. Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its obligations generally as they come due or otherwise become insolvent, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part or be subject to a distressed sale, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of affecting any of the foregoing; or

(g) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(h) Judgments. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) (that is not covered by insurance) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i) Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Borrower or a Guarantor not to be, a legal, valid and binding obligation of Borrower or such Guarantor enforceable in accordance with its terms or if, after Agent has properly filed financing statements and obtained control agreements, the Liens of Agent in the Collateral shall cease to be or shall not be valid, perfected Liens subject only to Permitted Liens or any other party to any subordination or intercreditor agreements entered into by Lenders or Borrower shall assert that such Liens are not valid, perfected Liens or shall assert that the terms of subordination are not valid; or

(j) Investor Abandonment; Priority of Security Interest. (i) Agent and Lenders determine in their good faith business judgment that it is the clear intention of Borrower’s investors to not continue to fund Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable; or (ii) there is a material impairment in the priority of Agent’s or Lenders’ security interest in the Collateral..

ARTICLE 10. AGENT’S RIGHTS AND REMEDIES

Section 10.01 Rights of Agent upon Default. Upon the occurrence and during the existence of any Event of Default (other than an Event of Default referred to in Section 9.01(f) and Section 9.01(g)) and at any time thereafter during the continuance of such Event of Default, Agent and the Lenders may, by written notice to Borrower, declare all outstanding Obligations, including, without limitation, the obligation to make each payment to be made under each subsection of Section 2.02, payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 9.01(f) and Section 9.01(g), immediately and without notice, all outstanding Obligations, including, without limitation, the noncancelable obligation to make each payment to be made under each subsection of Section 2.02, payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

Section 10.02 Rights Regarding Collateral. Borrower agrees that when any Event of Default has occurred and is continuing, Lenders or Agent, on behalf of Lenders, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limiting the foregoing, Lenders or Agent may, at the election of Lenders, exercise any one or more or all, and in any order, of the remedies herein set forth, including the following: (i) Agent or Lenders, personally or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to require Borrower to assemble the Collateral and make it available to Agent at a place to be designated by Agent or to take immediate possession of the Collateral, or any portion thereof, and for that purpose may pursue the same wherever it may be found, and may enter any premises of Borrower, with or without notice, demand, process of law or legal procedure, to the extent permitted by applicable law, and search for, take possession of, remove, keep and store the same, or use and operate or lease the same until sold; (ii) Agent or Lenders may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, without instituting any legal proceedings whatsoever, having first given notice of such sale by registered or certified mail to Borrower once at least ten (10) days prior to the date of such sale, and having first given any other notice which may be required by law, sell and dispose of the Collateral, or any part thereof, at a private sale or at public auction, to the highest bidder, in one lot as an entirety or in separate lots, and either for cash or on credit and on such terms as Lenders may determine, and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice referred to above; and (iii) Agent or Lenders may proceed to protect and enforce this Agreement and the other Transaction Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted; or for foreclosure hereunder, or for the appointment of a receiver or receivers for any real property security or any part thereof, or for the recovery of judgment for the Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law. Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-excIusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 10.02, to use, without charge, Borrower’s Intellectual Property that remains embedded or contained in the Collateral, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided, however, such license shall only be exercisable in connection with the disposition of Collateral upon Agent’s or Lenders’ exercise of their remedies hereunder. To the extent permitted by applicable law, any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales, or for any such adjourned sale or sales, without further published notice, and Agent, Lenders, or the holder or holders of the Note, or of any interest therein, may bid and become the purchaser at any such sale. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s or Lenders’ rights or remedies provided herein, at law, in equity, or otherwise.

Section 10.03 Agent’s Liability for Collateral. So long as Agent and the Lenders comply with their obligations, if any, under the Code, neither Agent nor Lenders shall in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner of fashion from any cause other than Agent’s or such Lender’s gross negligence or willful misconduct; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

Section 10.04 Application of Collateral Proceeds. The proceeds of the Collateral, or any part thereof, resulting from Agent’s or Lenders’ exercise of remedies hereunder (as well as any other amounts of any kind held by Agent at the time of, or received by Agent after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows: (i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent or Lenders; (ii) Second, to the payment to Lenders pro rata in accordance with the Loan Percentages of the amounts then owing or unpaid on the Notes, including each payment to be made under Section 2.02(b) and Section 2.02(c) of this Agreement; (iii) Third, to the payment of other amounts then payable to Agent or Lenders under any of the Transaction Documents; and (iv) Fourth, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same. In the event that, notwithstanding the foregoing, proceeds of the Collateral shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lenders ratably for application to the payments of amounts due to the other Lenders.

Section 10.05 Reinstatement of Rights. If Agent and Lenders shall have proceeded to enforce any right under this Agreement or any other Transaction Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and their rights hereunder with respect to the property subject to the security interest created under this Agreement shall be reinstated.

Section 10.06 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions. Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE 11. RESERVED.

ARTICLE 12. MISCELLANEOUS.

Section 12.01 Modifications. Amendments or Waivers. The provisions of any Transaction Document may be modified, amended or waived only by a written instrument signed by the parties hereto.

Section 12.02 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies that they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

Section 12.03 Reimbursement. Borrower shall reimburse Agent and the Lenders for all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements expended or incurred in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (i) the negotiation, documentation, execution and delivery of this Agreement, the other Transaction Documents and the transactions contemplated hereby, (ii) the amendment and enforcement of the Transaction Documents, including without limitation during any workout, attempted workout and/or in connection with the rendering of legal advice as to Agent’s or Lenders’ rights, remedies and obligations under the Transaction Documents, (iii) enforcing the Transaction Documents or collecting any sum which becomes due Agent or Lender under any Transaction Document, (iv) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, (v) the protection, preservation or enforcement of any rights of Agent or Lenders, (vi) Agent’s or Lenders’ costs and expenses of reviewing Borrower’s external communications in connection with the transactions contemplated hereby or (vii) Agent’s or Lenders’ travel expenses and other reasonable expenses incurred in performing due diligence. For the purpose of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery, (3) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) post-judgment motions and proceedings of any kind, including without limitation, any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses shall be payable by Borrower upon demand by Agent, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate.

Section 12.04 Indemnification. Borrower shall indemnify, reimburse and hold Agent and the Lenders and their permitted successors and assigns, and each of Agent’s, Lenders’ or their permitted successors and assigns’ respective agents, officers, directors, shareholders, members, servants and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan, including the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Transaction Document; provided, however, that Borrower shall not indemnify Agent or any Lender for any liability incurred by such Person as a result of that Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Agent’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Agent or any Lender and its permitted assigns, each of Agent’s, Lenders’ or their permitted assigns’ members, and each of their respective successors, assigns, agents, officers, directors, shareholders, members, servants, agents and employees against any indemnified Claim described in this Section 12.04. Borrower shall not settle or compromise any Claim against or involving Agent or any Lender without first obtaining such Person’s written consent thereto, which consent shall not be unreasonably withheld. The obligations in this Section 12.04 shall survive payment of all other Obligations until all applicable statute of limitation periods with respect to actions that may be brought against Agent or Lenders have run. All amounts owing under this Section 12.04 shall be paid within thirty (30) days after written demand.

Section 12.05 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LOAN AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 12.06 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall be in writing and shall be delivered by certified mail, postage prepaid, return receipt requested, by a nationally recognized overnight courier, by facsimile, by electronic mail or other means of electronic communication or personally delivered to the respective parties, as follows:

Borrower:

ADAPTIVE INSIGHTS, INC.

Attention: Chief Financial Officer

Agent:

SILVER LAKE WATERMAN FUND, L.P.

Attention: Contract Administration

or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall be effective, (i) in the case of delivery by messenger or overnight delivery service, when left at the appropriate address; (ii) in the case of facsimile transmission, upon the sender’s receipt of electronic confirmation of receipt; (iii) in the case of electronic mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), (iv) in the case of notices or communications posted to an Internet website, upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (iii) of notification that such notice or communication is available and identifying the website address therefor; and (v) in all other cases, upon actual receipt however evidenced.

Section 12.07 Lenders and Allocations of Loans. Notwithstanding anything herein to the contrary, each Lender severally commits to make such Lender’s Loan Percentage of each Loan. No Lender shall have liability for the commitment to make loans of any other Lender. Borrower agrees that by notice to Borrower, Agent or a Lender may reallocate the Loan Percentages among the Lenders or among the Lenders and other investment funds affiliated with Agent or a Lender. Whether or not specified in any provision of this Agreement, all references to Agent in this Agreement shall mean Agent for the benefit of the Lenders unless the context otherwise requires.

Section 12.08 Severability. If any provision of any Transaction Document is held invalid or unenforceable to any extent or in any application, the remainder of such Transaction Document and all other Transaction Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

Section 12.09 Reliance by Agent and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and have been relied upon by Agent and the Lenders, notwithstanding investigation by Agent.

Section 12.10 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Transaction Documents shall be payable without notice or demand and shall be payable without set-off or deduction in any manner whatsoever.

Section 12.11 Survival. All representations, warranties, covenants and agreements of Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of the Transaction Documents, the making of Loans hereunder, the granting of security and the issuance of the Notes.

Section 12.12 Confidentiality. Agent and the Lenders agree to hold non-public information received in confidence and shall not disclose such information to third parties except to their employees, members, partners or the partners of its affiliated investment funds, their lenders, and professional advisors to the foregoing, including attorneys and accountants, and others under a similar duty of confidentiality, and as Agent may deem necessary in its reasonable judgment to satisfy its legal obligations or to enforce Agent’s or Lenders’ rights under any Transaction Document. Borrower acknowledges that Lenders may issue press releases, advertisements, and other promotional materials, either in print or on Lenders’ website(s), describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lenders shall have the right to identify Borrower by name and use Borrower’s corporate logo in those materials, solely for marketing purposes. Borrower agrees that, without Agent’s prior written consent, it shall not, and shall cause its affiliates not to, issue any press release, advertisement, promotional material or other public statement, in any form, which identifies the Lenders or the Agent or otherwise makes reference to the transactions contemplated hereby.

Section 12.13 Choice of Law and Venue; Jury Trial Waiver. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER, AGENT AND THE LENDERS HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA. BORROWER, AGENT AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. Without intending to limit the agreement by Borrower, Agent and the Lenders to waive their respective rights to a trial by jury, if the jury trial waiver set forth in this Section 12.13 is not enforceable, then Borrower, Agent and the Lenders hereby agree that any and all disputes or controversies of any nature arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if the parties cannot agree, by the Presiding Judge of a California Superior Court in any relevant county in California) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner, as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery that shall be conducted in the same manner, as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

Section 12.14 Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of Agent and the Lenders, all future holders of the Note(s), Borrower and their respective successors and permitted assigns, except that Borrower may not assign or transfer its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Agent. Agent or Lenders may grant a security interest or assign all or any portion of their rights hereunder and under one or more Notes, without the consent of or notice to Borrower, including to any of its affiliated investment funds or affiliated companies or to any one or more financial institutions or funds or companies or an agent or trustee for such financial institutions or funds or companies (an “Assignee”) and may sell to any of its affiliated investment funds or affiliated companies or to any one or more financial institutions or funds or companies or an agent or trustee for such financial institutions or funds or companies (a “Participant”) participation interests in Agent’s or Lenders’ rights hereunder and under one or more Notes, provided, that in no event may Agent or Lenders assign any portion of their rights hereunder to a competitor of Borrower. Agent and the Lenders may disclose the Transaction Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential Assignee or Participant, provided that such Assignee or Participant agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information and otherwise conform to the requirements of Section 12.12.

Section 12.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.16 Further Assurances. Borrower will, at its own expense and at Agent’s request, from time to time do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

Section 12.17 Entire Agreement. This Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Borrower, Agent and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Section 12.18 Termination of Security Interest. Upon the payment in full of all Obligations (other than inchoate indemnity obligations) and the termination of any commitment to make Loans, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Borrower. Upon Agent’s written verification to Borrower of receipt of such payment, Agent hereby authorizes Borrower to file any UCC termination statements necessary to effect such termination and Agent will return any Collateral in its possession to Borrower and will execute and deliver to Borrower any additional documents or instruments as Borrower shall reasonably request to evidence such termination.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGENT:		BORROWER:

SILVER LAKE WATERMAN FUND, L.P.,		ADAPTIVE INSIGHTS, INC.,
a Delaware limited partnership		a Delaware corporation

By: SILVER LAKE TECHNOLOGY ASSOCIATES WATERMAN, L.L.C.,
its General Partner

By:	/s/ Shawn K. O’Neill	By:	/s/ James Johnson
Name: Shawn K. O’Neill		Name: James Johnson
Title: Managing Director		Title: Chief Financial Officer

LENDERS:

SILVER LAKE WATERMAN FUND, L.P., a Delaware limited partnership

By: SILVER LAKE TECHNOLOGY ASSOCIATES WATERMAN, L.L.C.,
its General Partner

By:	/s/ Shawn K. O’Neill
Name: Shawn K. O’Neill
Title: Managing Director

Schedule 1	Lenders
Schedule 2	Account Information

Exhibit A -	Form Secured Promissory Note
Exhibit B -	Collateral Description
Exhibit C -	Form Opinion of Counsel
Exhibit D -	Form Compliance Certificate
Exhibit E -	Form Incumbency Certificate
Exhibit F -	Form Notice of Advance Request
Exhibit G -	Form Perfection and Disclosure Certificate
Exhibit H -	Form Warrant
Exhibit I -	Form ACH Authorization
Exhibit J -	Form SBA Documents

SCHEDULE 1

Lenders	Loan Percentage
SILVER LAKE WATERMAN FUND, L.P.	100%

SCHEDULE 2

Account for Disbursements to Borrower:

Credit:	ADAPTIVE INSIGHTS, INC.
Bank Name:	Silicon Valley Bank
Bank Address:
Account Number:
ABA Routing Number:
Reference:	SILVER LAKE WATERMAN FUND LOAN

All regularly scheduled payments due to Agent and Lenders shall be effected by automatic debit of the appropriate funds from Borrower’s primary operating account set forth below:

Account Holder:	ADAPTIVE INSIGHTS, INC.
Bank Name:	Silicon Valley Bank
Bank Address:
Account Number:
ABA Routing Number:

All payments to Agent and Lenders other than regularly scheduled payments may be made via wire transfer as follows:

Wire Transfer Payment

Credit:	SILVER LAKE WATERMAN FUND, L.P.
Bank Name:	Silicon Valley Bank
Bank Address:
Account Number:
ABA Routing Number:
Reference:

EXHIBIT A

SECURED PROMISSORY NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, ADAPTIVE INSIGHTS, INC. (“Borrower”), a Delaware corporation, HEREBY PROMISES TO PAY to the order of SILVER LAKE WATERMAN FUND, L.P. (“Lender”) the principal amount of                 Million Dollars ($            ), plus all other payments arising under Section 2.02 (excluding the portion of the payments representing the principal amounts) pursuant to that certain Loan and Security Agreement, dated as of                      (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Silver Lake Waterman Fund, L.P., as agent for the lenders identified on SCHEDULE 1 thereto, the lenders identified on SCHEDULE 1 thereto and Borrower, with respect to a Loan made by Lender on the date hereof pursuant to the Loan Agreement, on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Loan Agreement.

The Cash Interest rate per annum for the Loan evidenced by this Note determined in accordance with the Loan Agreement is 6.5%. The PIK Interest Rate per annum for the Loan evidenced by this Note determined in accordance with the Loan Agreement is 5.5%. All payments due under this Note or under the Loan Agreement shall be payable as and when specified in the Loan Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, the Loan Agreement. This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan, premium, if any, and all other amounts due Agent and Lenders under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Agent or any Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

ADAPTIVE INSIGHTS, INC.
a Delaware corporation

By:

Name:

Title:

EXHIBIT B

COLLATERAL DESCRIPTION

The Collateral consists of all right, title and interest in and to the following property, whether now existing or hereafter acquired:

All accounts, chattel paper, commercial tort claims listed on any Attachment I hereto, deposit accounts and cash, documents, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, and, to the extent not otherwise included, all proceeds and products of any and all of the foregoing. Each of the foregoing terms defined in the Uniform Commercial Code of the State of California shall have the respective meanings given to such terms therein.

Notwithstanding the foregoing, the Collateral does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary, which shares entitle the holder thereof to vote for directors or any other matter.

ATTACHMENT 1

COMMERCIAL TORT CLAIMS

None

EXHIBIT C

OPINIONS

1. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in the State of California.

2. Borrower has the requisite corporate power and authority to execute, deliver and perform the Transaction Documents and to issue the Warrant. All action on the part of Borrower, its directors and its shareholders necessary for the authorization, execution, delivery and performance of the Transaction Documents, has been taken. The Transaction Documents have been duly executed and delivered by an authorized officer of Borrower.

3. The execution, delivery and performance of the Transaction Documents do not conflict with or violate any provision of Borrower’s Certificate of Incorporation or Bylaws or of applicable law and, to the best of our knowledge, do not conflict with or constitute a default under any provision of any judgment, writ, decree, order or material agreement, indenture, or instrument to which Borrower is a party or by which it is bound.

4. The Transaction Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. Except for                     , to our knowledge, no filing need be made with any governmental authority with respect to the Transaction Documents.

5. The Common Stock issuable upon exercise of the Warrant have been duly authorized and reserved for issuance upon such exercise, and when issued in accordance with the terms of the Warrant, will be duly authorized, validly issued, fully paid and non-assessable.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned, to induce SILVER LAKE WATERMAN FUND, L.P. (“Agent”) and the Lenders to extend or continue financial accommodations to ADAPTIVE INSIGHTS, INC., a Delaware corporation (the “Borrower”) pursuant to the terms of that certain Loan and Security Agreement dated                 , 20     (the “Loan Agreement”; capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Loan Agreement), hereby certifies, on behalf of Borrower, that on the date hereof:

1. I am a duly elected and authorized officer of Borrower.

2. The information submitted herewith is in fact what it purports to be, and all financial statements have been prepared in accordance with GAAP consistently applied from one period to the next, except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.

3. The information delivered herewith is true, correct and complete.

4. Borrower is currently able to meet its obligations as they come due.

5. All representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

6. I understand that Agent and Lenders are relying upon the truthfulness, accuracy and completeness hereof in connection with the Loan Agreement.

7. I will advise you if it comes to my attention that, as of the date hereof, the information submitted herewith was not in fact true, correct and complete.

Please indicate compliance status by circling Yes/No under the “Complies”/”Applicable” column.

Reporting Covenants	Required	Complies
Monthly Financial Statements and a Compliance Certificate (Section 6.01(a))	Within 30 days after the end of each month	Yes No

Quarterly Financial Statements and a Compliance Certificate (Section 6.01(b))	Within 30 days after the end of each fiscal quarter	Yes No

Annual financial statements (CPA audited) (Section 6.01(c))	Annually, within 90 days after the end of each fiscal year	Yes No

Board approved operating plan and financial projections and for the next fiscal year (Section 6.01(d))	30 days prior to the start of each fiscal year	Yes No

409(A) valuation reports (Section 6.01(e))	Within 30 days after completion	Yes No

All board packages delivered to board of directors (Section 6.02(a))	When delivered to board	Yes No

Detailed capitalization table by round and investor (Section 6.02(b))	Quarterly	Yes No

	Description	Applicable
Legal action > $100,000 (Section 6.02(c))	Notify promptly	Yes No

Default, Event of Default, Event of Loss or Material Adverse Effect (Section 6.02(d))	Notify promptly	Yes No

Formation of any Subsidiary (Section 6.02(e))	Notify promptly	Yes No

Negative Covenants	Required	Actual	Complies
Permitted Transfers general basket (Section 7.02(iv))	<$100,000	$	Yes No

Permitted distributions for stock repurchases (Section 7.04(ii)(2))	<$100,000	$	Yes No

Permitted Indebtedness pursuant to SVB Loan Agreement (revolv advances) (Section 7.05)	<$30,000,000 (Advances and Bank Services)	$	Yes No

	<$2,000,000 (Bank Services)	$	Yes No

Permitted Indebtedness pursuant to SVB Loan Agreement (equipment loans) (Section 7.05)	<$1,400,000 (decreases as principal repaid)	$	Yes No

Permitted Indebtedness for equipment leases (Section 7.05)	<$100,000	$	Yes No

Permitted Indebtedness general basket (Section 7.05)	<$100,000	$	Yes No

Permitted Investments for employee loans (Section 7.06)	<$50,000	$	Yes No

Permitted Investments to Subsidiaries (Section 7.06)	<$500,000 / month	$	Yes No

Permitted Investments general basket (Section 7.06)	<$100,000	$	Yes No

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on                     , 20    .

ADAPTIVE INSIGHTS, INC.

By:

Name:

Title:

EXHIBIT E

INCUMBENCY CERTIFICATE

The undersigned,                        , hereby certifies that:

1. He/She is the duly elected and acting                     of                     , a Delaware corporation (the “Company”).

2. That on the date hereof, each person listed below holds the office in the Company indicated opposite his or her name and that the signature appearing thereon is the genuine signature of each such person:

NAME	OFFICE	SIGNATURE

3. Attached hereto as EXHIBIT A is a true and correct copy of the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

4. Attached hereto as EXHIBIT B is a true and correct copy of the Bylaws of the Company, as amended, as in effect as of the date hereof.

5. Attached hereto as EXHIBIT C is a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company’s execution, delivery and performance of a loan facility with Silver Lake Waterman Fund, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Incumbency Certificate on                    , 20    .

By:

Name:

Title:

I, the                     of the Company, do hereby certify that                     is the duly qualified, elected and acting                     of the Company and that the above signature is his or her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Incumbency Certificate on                     , 20    .

By:

Name:

Title:

EXHIBIT F

NOTICE OF ADVANCE REQUEST

[Date]

Silver Lake Waterman Fund, L.P., as Agent

Attn.: Contract Administration

Contract Administration:

Reference is made to the Loan and Security Agreement dated as of                     , 20     (as it has been and may be amended from time to time, the “Loan Agreement,” initially capitalized terms used herein as defined therein), among SILVER LAKE WATERMAN FUND, L.P., as Agent for the Lenders identified on Schedule 1 thereto, the Lenders, and ADAPTIVE INSIGHTS, INC. (the “Borrower”)

The undersigned is the                      of Borrower, and hereby irrevocably requests a Loan under the Loan Agreement and in that connection certifies as follows:

1. The amount of the proposed Loan is $                    , and will be advanced on                     .

2. As of this date, no Event of Default, or event which with notice or the passage of time would constitute an Event of Default, has occurred and is continuing, or will result from the making of the proposed Loan, and the representations and warranties of Borrower contained in Article 5 of the Loan Agreement are true and correct in all material respects.

3. No event that could reasonably be expected to have a material adverse effect on the ability of Borrower to fulfill its obligations under the Loan Agreement has occurred since the date of the most recent financial statements, submitted to you by Borrower.

Borrower agrees to notify you promptly before the funding of the Loan if any of the matters to which I have certified above shall not be true and correct on the Funding Date.

Very truly yours,

ADAPTIVE INSIGHTS, INC.

By:

Name:

Title:

EXHIBIT G

FORM OF PERFECTION AND DISCLOSURE CERTIFICATE

EXHIBIT H

FORM OF WARRANT

EXHIBIT I

AUTHORIZATION FOR AUTOMATIC PAYMENT

The undersigned ADAPTIVE INSIGHTS, INC. (“Borrower”) authorizes SILVER LAKE WATERMAN FUND, L.P., as Agent, any and all affiliated funds (collectively, “Lender”) and the bank / financial institution (“Bank”) named below to initiate variable debit and/or credit entries to Borrower’s deposit, checking or savings accounts as designated below and to cause funds transfers to an account of Lender as payment of any and all amounts due under the Loan and Security Agreement between Borrower, Agent and the lenders dated                      (the “Loan Agreement”).

1. Lender is hereby authorized to initiate variable debit and/or credit transactions and resulting funds transfers in Borrower’s designated accounts with respect to amounts calculated by Lender to be due and owing to Lender by Borrower periodically under the Loan Agreement. Borrower consents to all such debit and/or credit transactions and resulting funds transfers and hereby authorizes Lender to take all such actions as may be required by Bank with respect to such transactions. Borrower acknowledges and agrees that such credit and/or debit entries may be made in amounts due under the Loan Agreement in order to cause timely payments as required by the terms of the Loan Agreement.

2. Borrower hereby authorizes Lender to release to Bank all information concerning Borrower that may be necessary or desirable for Bank to investigate or recover any erroneous funds transfers that may occur.

3. Borrower acknowledges and agrees that all such debit and/or credit transactions and funds transfers are intended to be made through an Automated Clearing House system and in compliance with the NACHA Rules and in compliance with Bank’s security procedures.

4. Borrower represents and warrants that the account information set forth below is accurate and complete and that each of the account(s) set forth below is a business account maintained in Borrower’s name and for Borrower’s account.

This Consent shall be effective as of                     , 20     and shall remain in effect until the Loan Agreement has been terminated. Any cancellation by Borrower of this consent shall (i) be made in writing and (ii) delivered to Bank and Lender in such time as to afford Bank and Lender a reasonable opportunity to act on said cancellation.

Silicon Valley Bank
(Name of Borrower’s Bank)

(Address of Bank) (City) (State) (Zip Code)

Bank Routing Number

Account Number: (checking / deposit / savings) (circle one)

Copy of a voided check is attached to this form

ADAPTIVE INSIGHTS, INC.

By:
Name:
Title:

EXHIBIT J

FORM OF SBA DOCUMENTS